Exhibit 3

Presentation to Motient Investors June 2006 CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL www.ABetterMotient.com

Proxy Legend Under Federal Securities Laws HIGHLAND CAPITAL STRONGLY ADVISES ALL SECURITY HOLDERS OF MOTIENT TO READ ITS PROXY STATEMENT WHEN AND IF IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. INVESTORS CAN GET THE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, ANY SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, WILL BE AVAILABLE FOR FREE FROM THE PARTICIPANTS BY CONTACTING HIGHLAND CAPITAL'S SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885, OR BY COLLECT CALL AT (212) 929-5550. INFORMATION CONCERNING THE IDENTITY OF THE POTENTIAL PARTICIPANTS IN ANY SUCH POTENTIAL PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SECTION ENTITLED "INFORMATION CONCERNING THE PARTICIPANTS IN THE SOLICITATION" IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY HIGHLAND CAPITAL WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2006 WITH RESPECT TO MOTIENT. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE. Security holders of Motient can also obtain information concerning the identity of the potential participants in any such potential proxy or consent solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free by contacting Highland Capital's solicitor, MacKenzie Partners, Inc., at its toll-free number: (800) 322-2885, or by collect call at (212) 929-5550. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL www.ABetterMotient.com

About Highland Capital Management, L.P. Registered investment adviser specializing in fixed income and alternative investments Over $25 billion assets under management in leveraged loans, high yield bonds, equities, structured products and other credit-sensitive assets Clients include institutions, pension plans, foundations, endowments Specialist in stressed/distressed investments where we see opportunity to work constructively with management for significant long-term value enhancement for stockholders Largest Motient stockholder (approximately 14.3%); investment valued at approximately $169 million Long-term investor: first invested in Motient before it emerged from bankruptcy; has participated in every equity offering to date, including PIPE transactions CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Our Objective We are asking for your support to remove Motient's current Board of Directors We believe that Motient has been badly mismanaged as a result of: Excessive related-party transactions and conflicts of interest Bad management and questionable execution Financial reporting issues Poor operational performance Motient needs a highly-qualified, independent and experienced Board and management team that can: Successfully navigate the challenging market environment Implement a strategic plan that will achieve the greatest value and best use of Motient's assets for the benefit of ALL stockholders CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Motient's Current Corporate Structure and Assets CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL Motient TerreStar ("S-band") MSV ("L-band") 61.0% 49.0% MSV Investors, LLC TMI Other Shareholders MSV Investors, LLC Other Shareholders TMI Motient Communications Inc. 100.0%

Motient's Value: Unique Spectrum Assets in Complex Structure TerreStar (61% undiluted ownership) 20 MHz of S-band for Mobile Satellite Service/Ancillary Terrestrial Component ("MSS/ATC") service S-band considered "cleanest" MSS spectrum Contiguous, large block spectrum allows for efficient use; 40 MHz of spectrum band shared 50/50 with ICO Global Communications ("ICO") Block of spectrum also contiguous to existing PCS and AWS spectrum MSV (49% undiluted ownership) 30 MHz of L-band for MSS/ATC service L-band spectrum has excellent propagation characteristics Issues related to interference and allocations require sophisticated and expensive technology for implementation Already has ATC approval and existing, but older, satellites Existing Operations: Terrestrial Wireless Internet and Mobile Data Services Nationwide provider of two-way, wireless mobile data services and wireless internet services Trend of decreasing revenues and increasing expenses Requires significant bottoms-up review to determine true value CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

The Opportunity Emerging next generation wireless applications, such as video, will drive demand for greater wireless capacity MSS/ATC spectrum will become increasingly valuable to wireless providers as they face spectrum constraints Motient can offer ubiquitous satellite and terrestrial wireless service across North America Motient's interests would give a wireless provider large national footprint in a single spectrum band Many potential operating partners exist for both TerreStar and MSV (and/or Motient) Existing carriers, cable companies, direct broadcast satellite, new entrants, governmental entities Arrangements such as joint ventures or partnerships could significantly reduce build-out costs Redundant nature of MSS/ATC service has significant appeal to first responder market and Homeland Security CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

The Challenges Financial burden of launching and operating satellite network Both TerreStar and MSV must raise additional capital to fund construction of satellites and terrestrial networks Mexico City Memorandum of Understanding governs L-band allocations MSV and Inmarsat relationship strained; negotiations to date have been unsuccessful Incremental handset costs are likely to be competitive (expected to cost only 0- 20% more) and size/style comparable with cellular handsets We believe that the reputation of current Motient leadership may be concern to potential partners CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Capitalizing On Motient's Potential Motient's interests in MSV and TerreStar have the potential to produce substantial value for all Motient stockholders Potential future value of spectrum far exceeds existing market value Risks are manageable, but require expertise and insight to successfully navigate Risks contribute to concern about company's ability to raise capital above raw asset value - valuations would increase if risks are mitigated Multiple options/opportunities for value creation require management to conduct a rigorous process, including robust analysis and consideration of various alternatives Motient has time to thoroughly analyze highest and best use of assets: TerreStar and MSV will not have operations for several years Next-generation satellites have been ordered Terrestrial build can begin in advance but alignment needed with potential partners CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Valuation of ATC Spectrum Potential ATC Spectrum Value Unrealized ATC Spectrum Value Satellites Handsets Incremental Network Perceived Regulatory and Operating Risks Value of Redundant Connection and National Footprint Incremental Build- out Costs Benefit of MSS Current ATC Spectrum Value Value of Execution and Management -11% -7% -9% -59% +39% -44% CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL Current PCS Spectrum Value

Help Realize Motient's Potential We believe Motient has exciting potential and could create significant value for its stockholders. We also believe that Motient's true potential will not be realized under current leadership. Help make Motient's leadership accountable. Support our nominees. Support A Better Motient. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

The Situation May 3, 2006: Motient announced that five of its existing directors, including the current Chairman, would not stand for re-election. May 8, 2006: Motient signed a definitive agreement with SkyTerra Communications, Inc. The series of transactions would result in SkyTerra owning 70% of MSV and Motient owning 74% of TerreStar (fully-diluted basis). We believe the proposed deal: Is not in the best interests of Motient stockholders Was approved by a Board of which half the members are not standing for reelection Will significantly impact the future of Motient for all stockholders -- a future of which the outgoing directors who proposed this deal have signaled they want no part CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL Highland strongly opposes Motient's latest proposed deal. We believe the transaction is structurally and financially flawed and raises serious governance concerns.

Proposed Transaction: Serious Structural and Economic Flaws Motient AND its stockholders will suffer a substantial tax charge Proposed deal taxable to Motient and will require payment by Motient of an estimated $50-80 million in corporate taxes, or about $1 per outstanding share of common stock Distribution of SkyTerra shares acquired in the proposed transaction also will be taxable to receiving Motient stockholders No evidence Motient stockholders will receive a control premium for MSV Motient stockholders exchange direct ownership for indirect ownership of MSV Buy high, sell low? Values assigned to TerreStar and MSV are markedly different from values assigned in the roll-up transaction proposed in September 2005 Motient has not released valuation information regarding latest proposed transaction It is prudent to buy low and sell high, not the opposite. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Proposed Transaction: Grave Governance Concerns Deal requires no stockholder approval Motient receives minimal representation on SkyTerra Board Motient will own 57% of SkyTerra after completion of transaction, but only has right to propose one of seven directors on the SkyTerra Board, and candidate may be rejected by SkyTerra Limited disclosure and little transparency Deals this significant and complex should be thoroughly, clearly explained to stockholders Raises many questions: How were valuations determined? Was a fairness opinion obtained? If not, why? Were other deals considered, such as a tax-free spin-off of MSV or buying out the minority MSV investors to gain majority ownership in both entities? If so, why were they rejected? If stockholder approval were necessary, Motient likely would have been required to describe the proposed transaction in much greater detail under federal securities rules We believe that Motient management will benefit at stockholders' expense Motient granted Christopher Downie, EVP, COO & Treasurer, 125,000 shares restricted stock in November '05 which appear to fully vest upon closing of this transaction; approximately $1.9m gain at current stock price Downie awarded restricted stock when management already proposed a transaction that would trigger the vesting of these shares upon closing Downie's employment agreement states such a transaction would also trigger acceleration of his TerreStar options The proposed transaction was approved by Motient board at a time when half of the board had just announced that they were not standing for reelection; and four of the remaining five directors had been in office for approximately two months or less CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Why This Deal? Why This Structure? Why Now? Highland believes Motient leadership is self-interested and conflicted, and is mismanaging your investment. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Current Motient Board of Directors & Certain Officers Former Motient Directors Individuals Board of Directors: Conflicts of Interest CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL MSV C. Downie COO G.Goldsmith Director S. Singer Chairman B. Williamson Director G.Kittner Director J. Abbruzzese P. Aquino Tejas CTA DualStar Leap CAI Wireless MOTIENT J. Abbruzzese Director B. Williamson Fmr Director G. Kittner Director J. Abbruzzese Director of GP G. Singer S. Singer's brother W. Barr Jr. Shareholder J. Abbruzzese Chairman C. Downie Fmr Consultant G. Kittner Advisor P. Aquino Fmr Employee American Banknote Globix B. Singer S. Singer's brother W. Barr Jr. President, CTA W. Barr Jr. Employee R. Steele Director J. Abbruzzese Fmr Director B. Singer Fmr Shareholder G. Kittner Fmr Director W. Barr Jr. Fmr Director G. Kittner Fmr Employee W. Barr Jr. Fmr Employee S. Singer Chairman R. Steele Director G. Goldsmith Director S. Singer Dir. & Shareholder J. Abbruzzese Fmr Director R. Steele Director W. Barr Jr. Director Multiple interlocking directorships and other inter-relationships among key players On the left are key current and former Motient board members, as well as individuals of significance Graphic above shows companies where current and former Motient board members, as well as individuals of significance, have been, or currently are, members on the same board TerreStar MOTIENT C. Downie Director R. Steele Director J. Abbruzzese Director

Board of Directors: Ownership Interest and Advisory Relationships CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL MOTIENT Corporate stockholder/ownership interest Individual stockholder/ownership interest Business/advisory relationship (compensation in cash and/or stock) Control Brad Singer (Brother) Gary Singer (Brother) Globix S. Singer, Director & Shareholder J. Abbruzzese, Former Director R. Steele, Director W. Barr, Director TerreStar Singer Children's Trust MSV J. Abbruzzese, Director of GP G. Kittner, Director of GP Wayne Barr Jr. (President, CTA) Tejas J. Abbruzzese, Director W. Barr Jr., Shareholder B. Williamson, Fmr Director CTA J. Abbruzzese, Chairman C. Downie, Fmr Consultant G. Kittner, Advisor P. Aquino, Fmr Employee W. Barr, Employee P. Aquino Fmr Director J. Abbruzzese Fmr Director S. Singer Chairman G.Goldsmith Director C. Downie COO G.Kittner Director B. Williamson Director R. Steele Director

Ownership and Advisory Relationships: CTA and Tejas Detail Capital & Technology Advisors, Inc. ("CTA") Provider of financial and management consulting to Motient since May 2002 Tejas Incorporated ("Tejas") Retained by Motient in 2004 to act as investment bank for private placements Conducted a series of four PIPE transactions in 2004 and 2005 for Motient Engagements typically rushed and non-competitive; Tejas engaged despite fact it had little investment banking experience, as evidenced by $72,799 in underwriting and investment banking income earned 2003 vs. $18.3 million in 2004 CTA and Tejas Merge Less than one month after completing Motient's last PIPE transaction, Tejas agreed to acquire CTA for $65 million Tejas and CTA both possess Motient warrants CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Ownership and Advisory Relationships: CTA and Tejas Detail (Cont'd) The following persons are affiliated with Motient and CTA/Tejas: Jared E. Abbruzzese - founder and senior executive of CTA Motient director until June 20, 2003 Director of Tejas and both MSV and TerreStar Gerald S. Kittner - Motient director CTA advisor and consultant Christopher Downie - Motient's EVP, COO and Treasurer Former independent consultant with CTA Peter Aquino - former Motient director Formerly senior managing director of CTA Owner of PDA Group, LLC, which was assigned Motient warrants by Tejas Shawn O'Donnell - MSV director COO of CTA since July 2005 Barry Williamson - Motient director Served on the Tejas Board Gary Singer Convicted felon Indirectly (to a trust established for his children) received fees of +$1 million from Motient which were "paid at the direction of CTA" for his assistance to CTA regarding Motient's purchase of certain interests in MSV Indirectly received fees of $1.1 million (to Starrett Consulting, LLC, an entity controlled by G. Singer) which were assigned by CTA in connection with Motient's acquisition of certain other MSV interests CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Stockholder Dilution Motient stockholders have been and continue to be diluted by the actions of Motient's management and current board.* Motient's fully-diluted share count has more than doubled, from approximately 29.1 million to 69.7 million shares since emerging from bankruptcy Increase in share count has decreased the value of Motient shares by approximately $6.20 based on the current implied values of TerreStar and MSV. Advisory and consulting fees paid to Tejas and CTA over the years have cost Motient shareholders approximately $20.6 million, or $0.71 per share Motient's pricing its 2004 PIPE transactions well under the then-current market price diluted stockholders by approximately $150.3 million, or $5.16 per share. Should the recently announced sale of Motient's ownership in MSV to SkyTerra go forward, stockholders will be diluted by an additional $230.0 million, or $7.91 per share Not inclusive of taxes that each stockholder will have to pay upon receipt of SkyTerra shares Long-term Motient shareholders will have been diluted by almost $20.00 per share in value *See addendum CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Grants Under Equity Incentive Plan Appear Excessive Motient is seeking stockholder approval of proposed 2006 Motient Corporation Equity Incentive Plan which we believe would unjustly benefit insiders Before submitting the Proposed Plan for approval, the Board granted current members 270,000 shares of restricted stock and options to purchase 90,000 shares of common stock at $17.05 per share under the Proposed Plan Board also intends to grant options to purchase an additional 60,000 shares of common stock if the four most recently appointed directors are reelected According to Motient's proxy statement, if proposal is approved, current members of the Board, including the five directors not standing for reelection, will receive compensation in restricted stock and options valued at +$7.5 million CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Grants Under Equity Incentive Plan Appear Excessive The five Motient directors not standing for reelection would collectively receive approximately $500,000 worth of Motient common stock on their way out These five individuals would also receive stock options which were granted on the date when Motient's stock closed at its lowest price of the year (at the time) and immediately prior to: Directors announcing they were not standing for reelection Motient announcing its proposed consolidation with SkyTerra The value of these options in the future could range from zero to over one million dollars (if the market price of Motient's common stock doubles from its closing price of $14.43 on June 13, 2006) Does it make sense to approve a proposal that pays the outgoing members of the Motient Board more than half a million dollars in restricted stock and options that could ultimately be worth millions of dollars? How do these actions reflect the stated purpose of the Proposed Plan to give these individuals "incentive to work toward the continued growth and success of the Company"?

Other Related Party Issues Notwithstanding inherent liquidity problems stockholders usually face in connection with investments in a "pink sheets" company, the Board selectively approved the repurchase of shares of common stock from certain directors and other insiders Long-standing intimate business and operating relationships with Gary Singer, who indirectly received over $2.5 million from Motient for his services G. Singer's criminal activities and securities law violations resulted in a lifetime ban from serving as an officer or director of a public company Motient incurred expenses of $13.1 million to related parties vs. only $13.8 million in total revenue for 2005 CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Motient's History of Poor Management/Mismanagement Reported declining year-over-year revenues for the past four years SG&A expenses have increased more than 130% increase since 2003 Motient incurred a net loss of $158.4 million for the year ended December 31, 2005 on revenues of $13.8 million "Unexpected" increase in losses in the second half of the 2005 fiscal year were indicated to be as a result of customers' desire to utilize newer wireless technologies, such as GRPS or CDMA, which Motient cannot support on its wireless network Skeleton management team (no CEO or CFO) Self-described as having "limited experience in running a satellite communications business" Issued preferred stock in violation of its corporate charter and the Delaware General Corporation Law - due to a "mistake" CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Financial & Accounting Troubles Significant material weaknesses disclosed in 2005 10-K filing Lack of sufficient oversight and review regarding quarterly and year-end financial reporting process Lack of resources to ensure complete application of GAAP as it relates to non-routine transactions Long history of financial reporting issues Restated financials for each quarter of 2005 Filed amended 10-Ks for 2004 and 2003 to amend certain disclosures in response to comments from SEC Filed amended 10-Qs for Q1, Q2 and Q3 of 2004 to amend certain disclosures in response to comments from SEC Failed to file audited financials for 12-month period ending March 31, 2003 Recently announced that the audited financial statements of TerreStar for the periods ended December 31, 2002, 2003 and 2004, as well as the unaudited financial statements for the periods ended March 31, 2004 and 2005, should not be relied upon Dismissed PricewaterhouseCoopers ("PwC") as its auditor in 2003, after which PwC detailed significant disagreements with management over accounting and reporting issues Now uses Friedman LLP for audit and other accounting services, a self proclaimed "mid- sized regional accounting firm" Failed to properly reflect certain stock compensation expenses related to ownership of equity interests in MSV and TerreStar CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Increased Compensation Despite Financial and Operational Issues Despite declining revenue, financial/accounting deficiencies and what we believe to be bad management, Motient rewarded its highest ranking executive officer and management consultants increases in compensation: Paid CTA cash and stock compensation totaling $9.4 million in 2005, up from $1.1 million in 2004 Increased CTA's retainer to $100,000 per month from $60,000 per month, up 66%, in November 2005 Increased the compensation of the two officers mainly responsible for accurate accounting and financial reporting, and gave them new employment agreements Christopher Downie's (COO, Treasurer and Controller) new agreement provides for: $250,000 in annual base compensation (up 11% from the prior year), annual cash bonuses of up to 50%, grant of 125,000 shares of restricted common stock and severance worth 18 months of salary, bonus and benefit value Myrna Newman (Chief Accounting Officer) new agreement provides for $150,000 in annual base compensation, annual cash bonuses of up to 35%, grant of 15,000 shares of restricted common stock and severance of between one and two year's salary, plus bonus and benefits CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Why Reward CTA for Bad Counsel? Highland believes Motient has not benefited from CTA's counsel and that CTA has been ineffective. In 2005, when Motient paid CTA $9.4 million in cash and stock, or 68% of Motient's total revenue, Motient: Lost more money than in the prior year Proposed and then abandoned a roll-up plan proposed by management Restated its financial results (again) Gave new, richer employment agreements to management Failed to pursue what we believe to be a coherent strategic plan In 2006, when Motient is paying CTA $100,000/month, Motient: Proposed another roll-up transaction that we believe is not in the best interests of Motient stockholders Filed amended Form 8-K to correct the treatment of stock options issued by TerreStar Requested deadline extensions under Rule 12b-25 to file Form 10-K and first quarter Form 10-Q, stating accounting issues as reason for delay Announced that certain audited financial statements of TerreStar could not be relied upon We believe that based on the fact that Motient pays CTA a monthly fee of $100,000, Motient management appears to rely heavily on CTA CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Current Board and Management Must Be Replaced Poor Operational Performance Bad Management and Questionable Execution Financial Reporting Deficiencies Board Self-Dealing, Conflicts of Interest and Related-Party Transactions Mismanaged Company: Your Investment At Risk CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Motient Needs Effective Leadership A new Board of highly qualified, independent and principled individuals working for all stockholders An experienced management team with: Telecommunications/satellite and media expertise Good reputation Deep understanding of regulatory issues Market insight Commitment to sound management practices CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Highlands Capital's Board Nominees: Proven Leadership and Industry Experience Nominees are highly experienced and dedicated to Motient's success through responsible and well-considered strategic actions that create and return value to all stockholders Seven independents and one representative of largest stockholder Eugene E. Sekulow Former President, Nynex International, now Verizon Communications Telecom/Satellite/Media and Top Level Management Expert David R. Van Valkenburg Chairman, Balfour Associates Telecom/Satellite/Media and Top Level Management And Accounting Oversight Expert Charles Maynard CEO & Managing Director, LightPort Digital LLC Telecommunications and Top Level Management Expert Steven S. Turoff, CPA Chairman & Founder, The Renaissance Consulting Group, Inc. Accounting Oversight Expert John J. Ray, III Managing Director, Avidity Partners, LLC Top Level Management Expert Jeffrey E. Ginsberg Executive Chairman, InfoHighway Communications Telecom/Satellite/Media, Top Level Management and Finance/Valuation Expert George A. Overstreet, Jr. Assoc. Dean for Research & Center Development and Director for Growth Enterprises, University of Virginia Finance/Valuation Expert Niles K. Chura Portfolio Manager, Highland Capital Management, L.P. Telecommunications and Finance/Valuation Expert CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Unparalleled Expertise We believe that our Nominees: Collectively have extensive experience in the telecommunications, satellite, and media industries, as well as expertise in the areas of finance, asset valuation analysis and corporate governance; Collectively possess a thorough understanding of the complex market and regulatory environment in which Motient operates; and If elected, are dedicated to identifying and overseeing the execution of the right value maximizing strategic plan for Motient's assets. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Our Nominees' Objective Our nominees intend to realize the greatest value and best us of Motient's assets for all stockholders by: Recruiting a better management team with relevant expertise; Performing a strategic review of existing operations; Helping management successfully navigate market and regulatory challenges; Thoroughly examining possible options/opportunities for value creation; Communicating effectively with Motient stockholders regarding transactions that are of material importance to their investment; and Implementing a well-considered strategic business plan to achieve the highest and best use of Motient's unique spectrum assets. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Potential Value Creation Opportunities for Motient Supporting MSV's attempt to re-band with Inmarsat Identifying potential arrangements with other MSS providers in the S- and L-bands Divesting Motient's terrestrial wireless Internet and mobile data services business At minimum, a plan should be put in place to limit losses Analyzing pros and cons of MSV and TerreStar entering the market with a collection of services under a single brand name Possibilities include high speed IP services at S-band, voice and lower speed mobile data at L-band Exploring various business relationships between MSV/TerreStar and major cellular carriers Options include leasing spectrum in certain geographic areas, joint ventures where MSS/ATC service is marketed as highly reliable adjunct to their services, operating the ATC terrestrial portion of the network and integration of ATC and cellular frequencies Developing mobile virtual network operator (MVNO) relationships with new entrants Cable companies, Direct Broadcast Satellite providers, and internet companies like Google and Yahoo should also be explored; all are investigating wireless broadband capabilities. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Highland's Proposals Highland is seeking stockholders' support for the following proposals: To elect our director nominees To reject ratification of the reappointment of Friedman LLP as Motient's independent auditor. To reject the proposed 2006 Motient Corporation Equity Incentive Plan and the corresponding cancellation of the 2002 Stock Option Plan and 2004 Restricted Stock Plan. To approve Highland's proposal to amend Motient's Amended and Restated Bylaws to increase the number of directors on the Motient Board to eight. To repeal any amendment to Motient's Amended and Restated Bylaws adopted after May 1, 2002 (the last date the bylaws were filed with the SEC). To adopt a resolution providing the order for voting on Highland's proposals at the Annual Meeting. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Summary As Motient's largest stockholder, Highland's interests are aligned with yours We propose replacing the existing Motient board with highly qualified and principled people who are committed to building A Better Motient Motient has the potential to produce substantial value for all stockholders - but not under its existing leadership Why not give your investment the best chance to realize its full potential? CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

Addendum Biographies of Highland Nominees - pg. 37 Stockholder Dilution Chart - pg. 45 CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL www.ABetterMotient.com

HCM Board of Directors Nominees Bios Eugene A. Sekulow, 75 Former President, NYNEX International, now Verizon Communications. Mr. Sekulow has been a Senior Fellow and Board Member, Adventis Corporation, a leading strategy consulting firm to the telecom, media & entertainment and technology industries, and Adjunct Professor, Columbia University Graduate School of Business. He is currently a Managing Director of NavaTel, LLC, a specialized firm assisting communications companies in entering U.S. and global markets. With over forty years of telecommunications experience, Mr. Sekulow is also an independent consultant to major U.S., European and Asian telecommunications carriers, equipment providers and investors. From 1985 to 1994, Mr. Sekulow served as President of NYNEX International and Executive Vice President, International - NYNEX Corporation. Prior to NYNEX, he worked at RCA in various positions, including Executive Vice President, RCA Corporation and President, RCA International Company. Earlier in his career, Mr. Sekulow was an Instructor/Assistant Professor at The Johns Hopkins University in the Department of Political Science. Mr. Sekulow is active in several organizations, including the Council on Foreign Relations and the Economic Club of New York. . He is Chairman Emeritus of the German American Chamber of Commerce and Co-Chair, Board of Trustees of the American Institute of Contemporary German Studies of The Johns Hopkins University. Additionally, Mr. Sekulow has been a guest lecturer at The Johns Hopkins University, University of Pennsylvania, Lehigh University, University of South Carolina, Pace University, and University of Geneva. Mr. Sekulow received a Ph. D. and M.A. from The Johns Hopkins University, as well as Certificates of Matriculation from the University of Oslo and the University of Stockholm. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

HCM Board of Directors Nominees Bios David R. Van Valkenburg, 64 Chairman of Balfour Associates, a firm providing counsel to chief executives, boards of directors, senior lenders, and private equity funds, and Chairman and President of Zero Point Corporation, a computer network engineering company. He has more than 30 years of experience managing cable telecommunications companies around the world. He was appointed the Independent Advisor in the Adelphia bankruptcy case from 2002 through 2003. Prior to that, Mr. Van Valkenburg held various positions, including Executive Vice President of Media One Group from 1999 to 2000, Executive Vice President, Media One International from 1996 to 1999, and Chief Executive Officer and Chief Operating Officer of Telewest Communications plc (NLTI) from 1997 to 1999. Prior to Telewest, he was President of MultiVision Cable TV Corporation (VRNT), President of Cablevision Industries (CVC), President of Paragon Communications (a MSO joint venture between Time Warner Cable and Houston Industries, Inc.), and President and Executive Vice President of Cox Cable Communications Inc. Currently, Mr. Van Valkenburg is on the Board of Directors and Executive Committee of The Cable Center and a member of the National Association of Corporate Directors, a non-profit organization that serves the corporate governance needs of directors and boards. Additionally, Mr. Van Valkenburg is the Chairman of the Compensation and Equity Ownership Committee of the Board of Directors of Harmonic Inc. (HLIT) since October 2001 and Chairman of the Audit Committee of the Board of Directors of Moscow CableCom Corporation (MOCC) since January 2005. He also serves on the Boards of 360 Networks Inc., Looking Glass Networks, Inc., TVN Entertainment Corporation, and Contec Corporation. In 1994, Mr. Van Valkenburg was inducted into the Cable TV Pioneers, an organization that recognizes the contributions individuals make to the cable telecommunications industry. Mr. Van Valkenburg conducted doctoral study at the University of Pittsburgh and received an M.B.A. in Finance from Harvard University, an M.S. in Radiation Biophysics from University of Kansas, and a B.A. in Science Composite from Malone College. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

HCM Board of Directors Nominees Bios Charles Maynard, 62 Chief Executive and Managing Member of LightPort Digital USA LLC, a provider of integrated GSM / Wi-Fi, VoIP, fiber optics and satellite/cable services. Since 1976, Mr. Maynard has held a wide range of positions within top-level management for telecommunications, wireless and satellite companies. The scope of his responsibilities has included mergers and acquisitions, business planning, product conceptualization and development, as well as general profit and loss management. Before joining LightPort, Mr. Maynard was the Chief Operating Officer and divisional Chief Executive Officer of Able Telcom Holdings, dba: Adesta, a $550 million communications holding company. Prior to that, Mr. Maynard was Chief Executive Officer of INSAT, which managed aspects of the Motorola/Kyocera wireless distribution channel, as well as Telesat products and services. From 1993 to 1996, Mr. Maynard was the Managing Director of U.S. Wireless Projects for TDF, a division of France Telecom. Mr. Maynard also served as the President of Cincinnati Bell Wireless and Executive Vice President of AT&T Technologies from 1984 to 1993. Mr. Maynard is an advisor and investor in several high-tech wireless communications companies, including TracStar, Digital Fleet and Terrallon. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

HCM Board of Directors Nominees Bios George A. Overstreet Jr., 62 Associate Dean for Research & Center Development and Director for the Center for Growth Enterprises at the University of Virginia's McIntire School of Commerce, where he is also a Professor of Commerce and holder of the Walker Chair in Growth Enterprises. Professor Overstreet is an expert in valuation analysis, and his major research and consulting work focus on valuation measurement and the use of operational research techniques in financial management. He has served in a consulting and executive education capacity for numerous entities, organizations and public and private companies, including the U.S. Department of Justice, the American Bar Association, and the Association of Credit Union League Executives, Citicorp, Exxon, Chevron, Marathon, and British Petroleum. Professor Overstreet's research has been published in numerous academic journals, including the Journal of Bank Research; Journal of Retail Banking; Journal of Commercial Bank Lending; Journal of Risk and Insurance; Journal of Insurance Regulation; and Journal of Real Estate Research. Professor Overstreet is a Huebner Postdoctoral Fellow at the University of Pennsylvania, and has received a Ph.D. in Finance and M.A. in Finance and Insurance from the University of Alabama, an M.B.A. from the University of Texas at Austin, as well as a B.B.A. from the University of Texas at Austin. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

HCM Board of Directors Nominees Bios Steven S. Turoff, CPA, 60 Chairman and Founder of The Renaissance Consulting Group, Inc., a firm which specializes in helping financially troubled enterprises plan and implement successful business reorganizations. Mr. Turoff has been a Certified Public Accountant for approximately 35 years and actively involved in numerous engagements including the William Herbert Hunt Liquidating Trust, Zale Corporation, Silk Greenhouse, Inc., Miller Personnel Inc, and FIRSTPLUS Financial, Inc. Additionally, he managed the Chapter 11 bankruptcy reorganizations of Bonanza International Corporation and was a member of senior management of Braniff Airways, Incorporated during its reorganization. Prior to that, Mr. Turoff spent 11 years in public accounting, with an emphasis on auditing, at Arthur Young & Company. During that time, Mr. Turoff served an audit client base within a variety of industries, including communications, commercial and mortgage banking, commodities, natural resources, restaurant, data processing, manufacturing, automobile distribution and leasing, and transportation. Mr. Turoff is a member of the American Bankruptcy Institute, Turnaround Management Association, American Institute of CPAs and the Dallas Chapter of the Texas Society of CPAs. He received his B.B.A degree in Accounting from Hofstra University. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

HCM Board of Directors Nominees Bios John J. Ray III, 47 Managing Director at Avidity Partners, LLC, a company that provides management, advisory and administrative services to distressed companies. Mr. Ray is currently serving as Chairman of the Board and President of post-confirmation Enron Corporation. Mr. Ray has also served as Trustee of a number of Liquidation and Litigation trusts, including the Fruit of the Loom Liquidation Trust, the Burlington Industries Liquidation Trust and a litigation trust in connection with the National Century Health Care bankruptcy. Mr. Ray served as Chief Administrative Officer, General Counsel and Secretary of Fruit of the Loom from 1998 to 2002, where he oversaw the direct handling of all public company legal matters, including litigation, SEC and stock exchange matters, debt financing and the administration of all stock- based compensation plans. From 1989 to 1998, Mr. Ray served in various operational general counsel roles for Waste Management, Inc. and affiliated companies. During that time he was involved in the acquisition and disposition of public and private companies and the formation of joint ventures, partnerships and teaming agreements. Earlier in his career, Mr. Ray practiced law at Mayer, Brown & Platt and employed as a tax professional at Touche Ross & Co. He received his J.D. from Drake University and B.A. from the University of Massachusetts at Amherst. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

HCM Board of Directors Nominees Bios Jeffrey E. Ginsberg, 42 Executive Chairman of InfoHighway Communications, a CLEC with over 15,000 customers and $110 million in annual revenue that provides telecommunications services to business customers in the Northeast United States. Mr. Ginsberg has extensive senior level wireless and wireline operating experience, and has significant expertise directing company strategy, organizing capital raising, supervising mergers and acquisitions, and developing strategic operating relationships. As Executive Chairman, he leads the overall strategic direction of InfoHighway, with an emphasis on capital raising, corporate development and managing the finance and accounting functions of the business. Prior to that, Mr. Ginsberg was Chairman, Chief Executive Officer and Co-founder of Eureka Broadband Corporation, a building local exchange carrier, or BLEC, and predecessor entity to InfoHighway, from June 1999 to August 2005. During the telecommunications market "meltdown" that occurred in 2001, Mr. Ginsberg led Eureka through a decisive and aggressive restructuring of its balance sheet and business operations and returned the business to profitability. While at InfoHighway and Eureka, Mr. Ginsberg has completed nine successful M&A transactions and raised over $150 million in capital. Before founding Eureka, Mr. Ginsberg was Chairman and Co-Founder of Apex Site Management, one of the largest telecommunications site management firms in the United States at the time of its sale in December 1999 for $60 million. Mr. Ginsberg started the business in November 1994, was responsible for all capital raising and M&A, and also spearheaded numerous site management relationships with real estate owners and tower owners such as cable operators, broadcast companies and utilities. Mr. Ginsberg also co-founded Horizon Cellular Group, which grew from a start-up in 1991 (in partnership with McCaw Cellular) to become one of the 20 largest cellular system operators in the United States until its sale for $575 million in 1996. At Horizon, Mr. Ginsberg served as Director of Corporate Development and was responsible for acquisition and integration of operating businesses and cellular licenses as well as the development and negotiation of inter-carrier relationships. From 1988 to 1991, Mr. Ginsberg was a Principal at First Eastern Merchant Banking Group, an investment banking/venture capital firm that he co-founded. Between 1986 and 1988, he was an Associate in the Investment Banking Department of Janney Montgomery Scott in Philadelphia. Mr. Ginsberg received a B.S. in Finance and Accounting from the Wharton School of the University of Pennsylvania in 1986, where he graduated cum laude. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

HCM Board of Directors Nominees Bios Niles K. Chura, 36 Portfolio Manager at Highland Capital Management, L.P, an investment adviser specializing in credit and alternative investments and the largest shareholder of Motient Corporation. As Portfolio Manager, Mr. Chura manages more than $1.5 billion of investments. Highland's holdings in this industry consist of both par and distressed securities, and include equities, high yield bonds and leveraged loans. He has extensive experience in finance/valuation, investing in telecommunications companies, negotiating and closing senior debt transactions, and advising on the restructuring of competitive telecom carriers. Mr. Chura's expertise includes determining enterprise valuations and debt capacity, and in understanding the how the regulatory environment affects telecommunications companies. Prior to joining Highland, Mr. Chura was a member of the media and telecom portfolio management group at Bank of America, where he participated in a variety of financial situations, most notably Bell Canada Enterprises' CDN $6.23 billion repurchase of Bell Canada shares. Earlier in his career, Mr. Chura worked in the finance and planning group at American Airlines. His responsibilities there included conducting airline profitability analysis and financial planning. Mr. Chura was also a field artillery officer in the U.S. Army, serving overseas for three and a half years. Mr. Chura received his M.B.A. in Finance from Yale University and a B.A. in Economics and Government from The College of William & Mary. CONFIDENTIAL DRAFT: ATTORNEY-CLIENT PRIVILEGE -- PREPARED AT REQUEST OF COUNSEL

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